EXHIBIT 10.1(a)

RATE APPLICABLE TO

PARTICIPATING DIRECTORS AND EXECUTIVE OFFICERS UNDER THE

DIRECTORS AND EXECUTIVES DEFERRED COMPENSATION PLAN

Effective for the 2009 plan year, the Board of Directors and its Compensation Committee has approved an applicable interest rate for the Directors and Executives Deferred Compensation Plan of 12.5%. That rate is a reduction from the 13% rate in effect for 2008, and applies prospectively to certain participants, including all participants who presently are directors or executive officers of the registrant. Rates generally are subject to annual approval by the Committee, but generally remain in effect until changed. The new interest rate, within the context of the entire Plan, has been established at a level intended to provide both retention and long-term non-compete incentives.